Exhibit 2


                       PLAN OF REORGANIZATION AND EXCHANGE

         THIS PLAN OF REORGANIZATION AND EXCHANGE (the "Plan") is made and entered into as of the 1st day of April, 2002, by and between FIRST RELIANCE BANK (the "Bank"), a bank formed under the laws of the State of South Carolina, and FIRST RELIANCE BANCSHARES, INC. (the "Holding Company"), a South Carolina corporation.

                                   WITNESSETH

         WHEREAS, the principal offices of the Bank and the Holding Company are located at 2170 W. Palmetto Street, Florence, South Carolina; and

         WHEREAS, the authorized capital stock of the Bank consists solely of 2,000,000 shares of voting common stock ("Bank Stock"), without par value, of which 723,518 shares are issued and outstanding; and

         WHEREAS, the authorized capital stock of the Holding Company consists solely of 5,000,000 shares of voting common stock ("Holding Company Stock"), par value $0.01 per share, of which 100 shares are issued and outstanding; and

         WHEREAS, the Boards of Directors of the Bank and of the Holding Company desire for the Bank to become a wholly-owned subsidiary of the Holding Company; and

         WHEREAS, the respective Boards of Directors of the Bank and of the Holding Company deem it advisable and in the best interests of the Bank, the Holding Company and the shareholders of the Bank to utilize a share exchange (the "Share Exchange") to accomplish the holding company structure and have approved and adopted this Plan and authorized the execution hereof; and

         WHEREAS, the Board of Directors of the Holding Company has agreed to issue the shares of Holding Company Stock which shareholders of the Bank will receive upon consummation of the Share Exchange.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the Share Exchange, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock and Holding Company Stock, and such other provisions relating to the Share Exchange as the parties deem necessary or desirable, the parties hereto agree as follows:

                                    SECTION I
                                   THE PARTIES

         The name of the corporation whose shares will be acquired is First Reliance Bank (the Bank), and the name of the acquiring corporation is First Reliance Bancshares, Inc. (the Holding Company).

                                   SECTION II
                      TERMS AND CONDITIONS OF THE EXCHANGE

(a) Pursuant to Section 33-11-102 of the Code of Laws of South Carolina, 1976, as amended (the "S.C. Code"), and other applicable provisions of South Carolina law, and except as provided in Section IV below, all outstanding shares of Bank Stock will be exchanged for shares of Holding Company Stock.

(b) As of the Effective Date (as defined below), and except as provided in
Section IV below, each issued and outstanding share of Bank Stock will be exchanged for one share of Holding Company Stock.

(c) As of the Effective Date, the 100 shares of Holding Company Stock currently issued and outstanding will be redeemed by the Holding Company at the price paid therefor.

(d) Upon completion of the Share Exchange and except as provided in Section IV below, (a) the existing shareholders of the Bank who have not perfected dissenters' rights of appraisal under the applicable provisions of S.C. Code s.33-13-101 et seq. (collectively, the "Dissenters' Rights Statute") will become the only shareholders of the Holding Company, and the Holding Company will be the sole shareholder of the Bank; and (b) the outstanding shares of Holding Company Stock shall consist solely of the shares issued in exchange for Bank Stock pursuant to the Plan.

(e) Any shareholder of the Bank who objects to the Share Exchange and who properly dissents from the Share Exchange shall be entitled to exercise all rights of dissenters arising under the Dissenters' Rights Statute.

         (f) As of the Effective Date, each outstanding option granted under the 1999 First Reliance Bank Employee Stock Option Plan, shall, by virtue of the Share Exchange and without any action on the part of the holders thereof, be converted into an option to purchase Holding Company Stock as provided in the 1999 First Reliance Bank Employee Stock Option Plan, as amended.

         (g) The Share Exchange is specifically subject to each condition stated in Section V below.

                                   SECTION III
               MANNER AND BASIS OF EXCHANGING SHARES OF BANK STOCK

         The manner and basis of exchanging outstanding shares of Bank Stock into shares of Holding Company Stock, excluding those shares of Bank Stock held by shareholders who have perfected rights under the Dissenters' Rights Statute, shall be as follows;

         (a) Each share of Bank Stock outstanding immediately prior to the Effective Date shall, by virtue of the Share Exchange and without any action on the part of the holder or holders thereof, be converted into the right to receive one share of Holding Company Stock.

         (b) As of the Effective Date, each certificate theretofore representing one or more outstanding shares of Bank Stock shall be deemed for all corporate purposes to evidence only the right to receive a certificate representing an equal number of shares of Holding Company Stock, plus a right to receive certain dividends paid with respect to Holding Company Stock as described in Section III(d)(iii) below.

         (c) A letter of transmittal shall be mailed to each Bank shareholder as of the close of business on the date immediately preceding the Effective Date. Upon receipt of the letter of transmittal, each holder of a certificate or certificates theretofore representing one or more shares of Bank Stock shall surrender such certificates to the Bank, as exchange agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor a certificate representing the appropriate number of shares of Holding Company Stock, subject to the restrictions and conditions of this Plan.

         (d) Until a former Bank shareholder surrenders his, her or its Bank Stock certificate or certificates to the Bank (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to the Bank's usual procedures), the shareholder:

         (i) shall not be issued a certificate representing the shares of Holding Company Stock which such Bank Stock certificate entitles the shareholder to receive;

         (ii) shall not have any voting rights in respect of the shares of Holding Company Stock which such Bank Stock certificate entitles the shareholder to receive; and

         (iii) shall not be paid dividends or other distributions in respect of the shares of Holding Company Stock which such Bank Stock certificate may entitle the shareholder to receive; provided, however, that such dividends or distributions shall be retained by the Holding Company, without interest, for the shareholder's account until surrender of such Bank Stock certificate.

                                   SECTION IV
                      ACQUISITION OF DISSENTERS' BANK STOCK

         Any shareholder of the Bank who fully complies with the Dissenters' Rights Statute shall be paid by the Bank an amount of cash (as determined under the Dissenters' Rights Statute) for his, her or its shares of Bank Stock. The shares of Bank Stock so acquired by the Bank shall be canceled and not exchanged for Holding Company Stock.

                                    SECTION V
           CONDITIONS PRECEDENT TO CONSUMMATION OF THE SHARE EXCHANGE

         This Plan is subject to, and consummation of the Share Exchange is conditioned upon, the fulfillment prior to the Effective Date of each of the following conditions:

(a) Approval of the Plan by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Bank entitled to vote thereon.

(b) The number of shares held by shareholders who have perfected dissenters' rights pursuant to the Dissenters' Rights Statute shall not be deemed by the parties hereto to make consummation of this Plan inadvisable and, in any event, shall not exceed 36,165 shares.

(c) Procurement of each action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Bank, upon and after the Share Exchange, to conduct all or any part of the business and activities conducted by the Bank prior to the Share Exchange.

(d) The receipt by the Bank of a written opinion of special counsel to the Bank that for federal income tax purposes no gain or loss will be recognized by a Bank shareholder who exchanges his, her or its Bank Stock solely for Holding Company Stock, as provided by this Plan.

                                   SECTION VI
                                 EFFECTIVE DATE

         The Share Exchange shall be effective as of the date (the "Effective Date") the articles of share exchange are filed in the office of the South Carolina Secretary of State in accordance with the applicable provisions of the
S. C. Code.

                                   SECTION VII
                    LOCATION, ARTICLES AND BYLAWS, MANAGEMENT
                            AND IDENTITY OF THE BANK

         On the Effective Date,

     (a) The principal office of the Bank shall be located at 2170 W. Palmetto Street, Florence, South Carolina or such other location where the Bank is located immediately prior to the Effective Date.

     (b) The Charter, Articles of Incorporation and Bylaws of the Bank shall not be changed as a result of the Share Exchange.

     (c) The directors and officers of the Bank shall not be changed as a result of the Share Exchange and shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Bank or until their earlier retirement, death or disability.

     (d) The corporate identity of the Bank will not be changed as a result of the Share Exchange.

                                  SECTION VIII
                                   TERMINATION

         If:

         (a) The number of shares of Bank Stock voted against the Share Exchange shall make consummation of the Share Exchange inadvisable in the opinion of the Board of Directors of the Bank or the Board of Directors of the Holding Company; or

         (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the Share Exchange which shall make consummation of the Share Exchange inadvisable in the opinion of the Board of Directors of the Bank or the Board of Directors of the Holding Company; or

         (c) Any action, consent, approval, opinion or ruling required to be provided by Section V of this Plan shall not have been obtained; or

         (d) For any other reason consummation of the Share Exchange is deemed inadvisable in the opinion of the Board of Directors of the Bank or the Board of Directors of the Holding Company;

then this Plan may be terminated at any time before consummation of the Share Exchange by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section VIII, this Plan shall be void and of no further effect; and, except as provided in Section IX, there shall be no liability by reason of this Plan or the termination hereof on the part of the Bank, the Holding Company or any of their respective directors, officers, employees, agents or shareholders.

                                   SECTION IX
                                    EXPENSES

         If the Share Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in this transaction. If the Share Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.

                                    SECTION X
                                AMENDMENT; WAIVER

         (a) At any time before or after approval and adoption hereof by the shareholders of the Bank, this Plan may be amended by agreement among the Bank and the Holding Company; provided, however, that after the approval and adoption of this Plan by the shareholders of the Bank, no amendment changing Section II or III hereof shall be valid without having been approved by the shareholders of the Bank in the manner required for approval of this Plan.

         (b) A waiver by a party hereto of any breach of a term or condition of this Plan shall not operate as a waiver of any other breach of such term or condition or of any other term or condition on a future occasion, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which a party may have against another party for anything arising out of, connected with, or based upon this Plan. A waiver shall be effective only if evidenced by a writing signed by the party entitled to the benefit of the term or condition of this Plan which is to be waived.

                                   SECTION XI
                                 FURTHER ACTIONS

         From time to time, as and when requested by the other party or by its successors or assigns, each party hereto shall execute and deliver or cause to be executed and delivered all such instruments and documents, and shall take or cause to be taken all such other actions, as the requesting party or its successors and assigns may deem necessary or desirable in order to confirm and otherwise to carry out the intent and purposes of this Plan.

                                   SECTION XII
                      COUNTERPARTS; HEADINGS; GOVERNING LAW

         This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Exchange to be executed by their duly authorized officers and delivered, all as of the day and year first above written.



WITNESSES:                  FIRST RELIANCE BANK

/s/ A. Dale Porter          By:      /s/ F. R. Saunders, Jr.
--------------------            ------------------------------------------------
                                     F. R. Saunders, Jr.
/s/ Tara A. Coleman                  Its: President and Chief Executive Officer
--------------------


                            FIRST RELIANCE BANCSHARES, INC.

/s/ A. Dale Porter          By:      /s/ F. R. Saunders, Jr.
--------------------            ------------------------------------------------
                                     F. R. Saunders, Jr.
/s/ Tara A. Coleman                  Its: President and Chief Executive Officer
--------------------